EXHIBIT 99.1

HCC Updates Status of Form 10-Q and Provides Selected Financial Information for 3rd Quarter 2006

HOUSTON, Nov. 1, 2006 (PRIMEZONE) -- HCC Insurance Holdings, Inc. (NYSE:HCC) announced today that the independent review of the Company's option granting practices, initiated by management, was proceeding and a report from the independent counsel to the Audit Committee, acting as an independent special committee of the Board of Directors, is expected during November. The Company intends to announce the Board's findings and conclusions when the Board's review of the Audit Committee's recommendations is completed. Under review are ten years of the Company's stock option granting practices. Management continues to cooperate fully with the independent counsel, the Company's auditors and the Securities and Exchange Commission ("SEC").

The filing of the Company's Form 10-Q for second quarter 2006 was delayed pending the Board's evaluation of any accounting changes or possible restatement of financial statements for prior periods that may be addressed in this independent review. As a result of this on-going review, the Company's third quarter 2006 Form 10-Q will also be delayed. On a preliminary basis, the Company is disclosing selected financial information, which it believes would not be materially affected by possible results of the independent review, for the third quarter and year to date. See the tables below.

Highlights of third quarter 2006:

Premium grew during the quarter compared to the same period in 2005, with gross written rising 2% to $536.1 million; net written rising 14% to $422.6 million; and net earned rising 25% to $421.1 million.

Net loss ratios were generally as anticipated but with improvement in the London market account and other of the Company's specialty lines due to the lack of hurricane activity compared to third quarter 2005.

Fee and commission income rose 21% to $38.9 million, which was the first improvement in period to period comparison since 2004.

Net investment income grew 45% to $36.2 million and other operating income increased 20% to $20.3 million, both compared to third quarter 2005. Total investments rose 17% to $3.8 billion compared to year end 2005.

Certain items affected the selected financial information for the current quarter and/or its comparability with the same quarter in 2005, as follows: included in incurred losses is a charge of $2.1 million for the commutation of all recoverables due from a reinsurer in run-off and a credit for a reduction in overall reserves of $6.7 million following a review of our loss reserves in certain lines of business; included in fee and commission income is profit commission income of $5.1 million resulting from reserve releases.

Total revenue increased 25% to $516.7 million from the same period in 2005. Cash flow was down substantially in the quarter, primarily due to payment of 2005 hurricane claims and the timing of receipt of receivables and the payment of related payables. In addition, a large commutation resulted in positive cash flow of $120.0 million in the prior year quarter.

Stephen L. Way, Chairman and Chief Executive Officer, commenting on these results, said, "The record third quarter underwriting results reflect the lack of catastrophe claims, but more importantly, the diversity and strength of our operating businesses." Mr. Way added, "We anticipate a very strong fourth quarter excluding any catastrophe activity and despite increased competition, we are optimistic about 2007."

Mr. Way added the following comments on market conditions in the Company's specialty lines of business.

In diversified financial products, domestic D&O remains stable with potential for some growth in 2007, while international business is soft and rate reductions continue. Thus far we have not seen any material change in policy terms or conditions. Our E&O business is seeing more competition particularly in the UK and Spain. Surety is generally very stable with domestic growth expected next year. Our financial guarantee business continues to grow profitably.

Group life, accident and health business is competitive but our margins remain very acceptable. We anticipate strong growth in 2007 due to recent acquisitions.

Aviation remains stable domestically, but competition continues in our international business, although overall margins are good.

The London market account is enjoying its best year ever and we are optimistic that the market will stay strong in 2007. Although this line is subject to unpredictable catastrophes, we continue to protect our capital with substantial reinsurance based upon conservative estimates of our aggregate exposures. While we have very profitable results through the third quarter 2006, the upside potential is less than most of our peers who are more likely to impact their capital in the event of major losses. Energy business continues to be our main focus where policy terms and conditions are expected to remain favorable.

Other specialty lines are more competitive but margins remain very acceptable.

       -------------------------------------------------

As a result of the delay in filing its third quarter Form 10-Q with the SEC, the previously announced conference call for November 2, 2006 has been postponed. The Company intends to have a conference call after the second and third quarter Form 10-Q's have been filed.

HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC has assets exceeding $7 billion and is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at www.hcc.com.

The HCC Insurance Holdings, Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1977

             HCC Insurance Holdings, Inc. and Subsidiaries
                     Selected Financial Highlights
                          September 30, 2006
            (Unaudited, in thousands except per share data)

                                      Three Months Ended September 30,
                                            2006            2005
                                          --------        --------
 Gross written premium                    $536,101        $525,447

 Net written premium                       422,581         371,698

 Net earned premium                        421,050         338,058

 Fee and commission income                  38,862          32,073

 Net investment income                      36,205          24,998

 Other operating income                     20,276          16,864

 Total revenue                             516,697         412,031

 GAAP net loss ratio                          56.1%           87.5%

 Cash flow from operations                $ 99,661        $334,417

 Cash dividends declared, per share          0.100           0.075

             HCC Insurance Holdings, Inc. and Subsidiaries
                     Selected Financial Highlights
                          September 30, 2006
            (Unaudited, in thousands except per share data)

                                       Nine Months Ended September 30,
                                           2006              2005
                                        ----------        ----------

 Gross written premium                  $1,628,213        $1,540,002

 Net written premium                     1,299,114         1,107,443

 Net earned premium                      1,204,941           995,901

 Fee and commission income                 104,208           102,452

 Net investment income                     108,959            70,039

 Other operating income                     59,071            26,116

 Total revenue                           1,475,986         1,196,546

 GAAP net loss ratio                          57.1%             68.3%

 Cash flow from operations              $  359,416        $  453,254

 Cash dividends declared, per share          0.275             0.207

             HCC Insurance Holdings, Inc. and Subsidiaries
                       Insurance Company Premium
                          September 30, 2006
                       (Unaudited, in thousands)

                                    3rd Qtr     3rd Qtr     Change
                                     2006         2005%
                                  ---------    ---------    -------
 GROSS WRITTEN

 Diversified financial products   $ 240,046    $ 241,781         (1)%
 Group life, accident & health      142,457      147,236         (3)
 Aviation                            50,976       53,090         (4)
 London market account               44,799       32,366         38
 Other specialty lines               57,837       49,991         16
 Discontinued lines                     (14)         983         nm
                                  ---------    ---------    -------
                                  $ 536,101    $ 525,447          2%
                                  =========    =========    =======

 NET WRITTEN

 Diversified financial products   $ 200,333    $ 184,931          8%
 Group life, accident & health      130,007      124,358          5
 Aviation                            38,446       31,597         22
 London market account               20,761         (370)        nm
 Other specialty lines               32,963       30,220          9
 Discontinued lines                      71          962         nm
                                  ---------    ---------    -------
                                  $ 422,581    $ 371,698         14%
                                  =========    =========    =======
 NET EARNED PREMIUM

 Diversified financial products   $ 189,744    $ 143,084         33%
 Group life, accident & health      129,234      125,079          3
 Aviation                            40,430       35,008         15
 London market account               31,590        8,784        260
 Other specialty lines               30,033       25,023         20
 Discontinued lines                      19        1,080         nm
                                  ---------    ---------    -------
                                  $ 421,050    $ 338,058         25%
                                  =========    =========    =======

 nm - Not meaningful comparison

             HCC Insurance Holdings, Inc. and Subsidiaries
                       Insurance Company Premium
                          September 30, 2006
                       (Unaudited, in thousands)

                                 Year to Date   Year to Date   Change
                                      2006           2005%
                                  -----------    -----------   ------
 GROSS WRITTEN

 Diversified financial products   $   690,779    $   665,400        4%
 Group life, accident & health        415,215        453,558       (8)
 Aviation                             166,072        159,446        4
 London market account                202,964        124,134       64
 Other specialty lines                152,960        133,766       14
 Discontinued lines                       223          3,698       nm
                                  -----------    -----------   ------
                                  $ 1,628,213    $ 1,540,002        6%
                                  ===========    ===========   ======
 NET WRITTEN

 Diversified financial products   $   574,098    $   480,405       20%
 Group life, accident & health        388,895        381,367        2
 Aviation                             128,810         99,879       29
 London market account                111,278         64,938       71
 Other specialty lines                 96,056         78,542       22
 Discontinued lines                       (23)         2,312       nm
                                  -----------    -----------   ------
                                  $ 1,299,114    $ 1,107,443       17%
                                  ===========    ===========   ======
 NET EARNED PREMIUM

 Diversified financial products   $   538,063    $   371,414       45%
 Group life, accident & health        385,257        380,681        1
 Aviation                             112,661        101,817       11
 London market account                 80,455         66,402       21
 Other specialty lines                 88,569         69,574       27
 Discontinued lines                       (64)         6,013       nm
                                  -----------    -----------   ------
                                  $ 1,204,941    $   995,901       21%
                                  ===========    ===========   ======

 nm - Not meaningful comparison

            HCC Insurance Holdings, Inc. and Subsidiaries
                   Consolidated Insurance Companies
                           Net Loss Ratios
                          September 30, 2006
                      (Unaudited, in thousands)

                   Year to Date 2006              Full Year 2005
             ----------------------------  ---------------------------
 Line of      Net Earned  Incurred  Loss   Net Earned  Incurred  Loss
 Business      Premium     Losses   Ratio    Premium    Losses   Ratio
 ----------- -----------  --------  -----  ----------  --------  -----
 Diversified
  financial
  products   $  538,063   $263,647  49.0%  $  531,136  $255,570   48.1%

 Group life,
  accident
  & health      385,257    274,748  71.3      504,382   361,289   71.6

 Aviation       112,661     62,964  55.9      136,197    91,720   67.3

 London market
  account        80,455     35,806  44.5       93,017    98,638  106.0

 Other specialty
  lines          88,569     49,965  56.4       97,721    72,436   74.1

 Discontinued
  lines             (64)       492   nm         7,535    41,544    nm
             ----------   --------  ----   ----------  --------  -----
 Total       $1,204,941   $687,622  57.1%  $1,369,988  $921,197   67.2%
             ==========   ========  ====   ==========  ========  =====

  nm - Not meaningful comparison

CONTACT:  HCC Insurance Holdings, Inc.
          L. Byron Way, Vice President
          (713) 690-7300